Exhibit 99.1

Storage Technology Corporation             303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Joe Fuentes	Diana Eastty
	Manager, Global Public Relations	Director, Marketing, Storability Software
	303.661.2523	508-229-5759
	joe_fuentes@storagetek.com	diana.eastty@storability.com

STORAGETEK EXPANDS INFORMATION LIFECYCLE MANAGEMENT PRODUCT PORTFOLIO WITH ACQUISITION OF STORABILITY

Customers to Benefit from Proven Storage Management Software

LOUISVILLE, Colo., Sept. 30, 2004 – StorageTek® (Storage Technology Corporation, NYSE:STK) announced today that the company has acquired Storability in an asset purchase transaction. The acquisition of Storability® adds another component to StorageTek’s information lifecycle management (ILM) solutions offering.

Storability is a leading provider of Enterprise Storage Resource Management (ESRM) solutions. Storability’s Global Storage Manager (GSM) software, which has been available since 2002, enables customers to visualize and optimize their multi-vendor enterprise data storage environment while reducing total cost of ownership. Recently announced GSM V4 adds comprehensive business analytics that transform data into relevant, actionable information for every level of the organization.

Under terms of the transaction, StorageTek purchased all intellectual property, software license agreements, customer contracts and other assets of Storability. It is expected that approximately 70 Storability employees will join the StorageTek team.

“We are excited at the possibilities created by adding this visionary ESRM product suite plus a team of highly motivated and capable individuals into the StorageTek family,” said Pat Martin, StorageTek chairman, president and CEO. “This acquisition responds to customer requirements to effectively understand and manage their data storage environments. It also marks our commitment to offer storage solutions that simplify the management of their data.”

Global Storage Manager software is a single integrated solution that allows companies to measure and manage their storage resources like a business. GSM provides a centralized view of all infrastructure elements, including online and nearline storage, network fabric and switches, databases and backup applications. Large and growing businesses can depend upon GSM’s scalable architecture to monitor thousands of storage elements across multiple sites and geographies. This platform for policy-based automation of storage management establishes a valuable link between IT and the business.

StorageTek and Storability have worked together for more than two years. In July 2002, StorageTek acquired Storability’s Storage Operations Center (SOC) and launched its Remote Managed Storage service offering. StorageTek has been Storability’s leading reseller, with a successful record of accomplishment of selling and implementing Storability’s leading-edge technology solutions.

“This acquisition is a natural extension to the relationship we have developed with StorageTek over the years,” said Tim Leisman, Storability president and CEO. “By combining the power of the Global Storage Manager offering with the power of StorageTek’s customer relationships and global services capabilities, we believe we have created a smart solution for companies seeking to get greater productivity and better returns on their IT investments.

“We know that today’s transaction will benefit enterprise customers as StorageTek expands its ILM product offerings,” said Leisman.

The financial details of the transaction were not disclosed.

About StorageTek

StorageTek is a $2 billion global company that enables businesses, through its information lifecycle management strategy, to align the cost of storage with the value of information. The company’s innovative storage solutions manage the complexity and growth of information, lower costs, improve efficiency and protect investments. For more information, see www.storagetek.com, or call 1.800.877.9220 or 303.673.5151.

About Storability

Storability Software is a leading provider of enterprise storage resource management software that enables companies to measure and manage storage resources like a business.  Global Storage Manager provides valuable analytics to every level of the organization allowing companies to optimize asset utilization, increase management efficiency, enhance quality of service, and achieve higher availability. For more information, please call +1-508-229-1700 or 866-STRGMGT, or visit www.storability.com

TRADEMARKS: StorageTek and the StorageTek logo are registered trademarks of Storage Technology Corporation. Other names mentioned may be trademarks of Storage Technology Corporation or other vendors/manufacturers.

_________________